Exhibit 5.1

Harney Westwood & Riegels Singapore LLP 138 Market Street #24-04 CapitaGreen Singapore 048946 Tel: +65 6800 9830 Fax: +65 6800 9831

30 October 2024

lishi.fong@harneys.com

+65 6800 9833

063179.0001/LZF

THE GROWHUB LIMITED

c/o Harneys Fiduciary (Cayman) Limited

4th Floor, Harbour Place

103 South Church Street, P.O. Box 10240

Grand Cayman, KY1-1002

Cayman Islands

Dear Sir or Madam

THE GROWHUB LIMITED (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), to be filed on or about the date of this opinion with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), relating to the offering (the Offering) of the Company’s 2,725,000 Class A Ordinary Shares with a par value of US$0.0005 per share, and an option to issue 408,750 Class A Ordinary Shares to be offered by the Company to cover the over-allotment option to be granted to the underwriter (collectively, the IPO Shares) to be issued pursuant to the Resolutions (as defined in Schedule 1). The Company will also be issuing warrants to the underwriter (the Warrants) to purchase up to 313,375 of Class A Ordinary Shares in the Company, which is equal to ten (10%) percent of the IPO Shares (the Underlying Shares, together with the IPO Shares, the Shares).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion, we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 2, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands as at 29 October 2024.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm. Registered in Singapore with limited liability (T13LL2450G).	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | Jrsey | London | Luxembourg Montevideo | São Paulo | Shanghai | Singapore harneys.com

2	Authorised Share Capital. Based on our review of the M&A (as defined in Schedule 1), the authorised share capital of the Company is US$50,000 divided into 100,000,000 Ordinary Shares of nominal or par value of US$0.0005 each, comprising (a) 75,000,000 Class A Ordinary Shares of nominal or par value US$0.0005 each and (b) 25,000,000 Class B Ordinary Shares of nominal or par value of US$0.0005 each.

3	Valid Issuance of Shares.

(a)	The Shares to be issued by the Company as contemplated by the Registration Statement have been duly authorised and, when allotted, issued and fully paid for in accordance with the Resolutions (as defined in Schedule 1), and when the name of the shareholder is entered in the register of members of the Company, the Shares will be validly issued, allotted and fully paid and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

(b)	Subject to the satisfaction of any conditions or requirements set forth in the Underwriting Agreement (as defined in Schedule 1), when the Underlying Shares are issued upon the Exercise (as defined in Schedule 2) of the Warrants in accordance with the M&A and the Warrants and entered as fully paid on the register of members of the Company, the Underlying Shares will be validly allotted and issued, fully paid and without obligation of the holder to make further payment to the Company in respect of the issuance of such shares.

4	Cayman Islands Law. The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

5	Court Search. Based solely on our inspection of the Register of Writs and Other Originating Process in the Grand Court of the Cayman Islands (the Court Register) via the Court’s Digital System (as defined in Schedule 3) on 29 October 2024 (the Court Search Date) from the date of incorporation of the Company (the Court Search), the Court Register disclosed no writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim nor third party notice (the Originating Process) nor any amended Originating Process pending before the Grand Court of the Cayman Islands, in which the Company is identified as a defendant or respondent.

6	Share Incentive Plan. The employee share scheme adopted by the Company (the Share Incentive Plan) does not contravene the Companies Act (Revised) of the Cayman Islands (the Companies Act).

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

2

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels Singapore LLP

Harney Westwood & Riegels Singapore LLP

3

Schedule 1

List of Documents and Records Examined

1	the Certificate of Incorporation of the Company dated 12 April 2024;

2	the amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 25 July 2024 (the M&A);

3	the register of members of the Company dated 12 September 2024 and the register of directors and officers of the Company filed with the Registrar of Companies on 23 April 2024;

4	a certificate of good standing dated 29 October 2024 in respect of the Company, issued by the Registrar of Companies in the Cayman Islands (the Certificate of Good Standing);

5	the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands via the Court’s Digital System from the incorporation date of the Company to 29 October 2024;

6	a copy of the written resolutions of the sole director of the Company dated 2 October 2024 (the Share Incentive Plan Resolutions);

7	a copy of the written resolutions of the sole director of the Company dated 29 October 2024 (together with 6 above, the Resolutions);

copies of 1-7 above have been provided to us by the Company’s registered office in the Cayman Islands (together the Corporate Documents)

8	the Registration Statement; and

9	a draft underwriting agreement (the Underwriting Agreement) to be entered into between the Company and Network 1 Financial Services, Inc., as the underwriter named therein (the Representative); and

10	the Share Incentive Plan approved by the Share Incentive Plan Resolutions,

(8 to 10 above are the Transaction Documents)

the Corporate Documents and the Transaction Documents are collectively referred to in this opinion as the Documents.

4

Schedule 2

Assumptions

1	Validity under Foreign Laws. That (i) all formalities required under any applicable laws (other than the laws of the Cayman Islands) have been complied with; and (ii) no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Draft Documents. That the Company will duly execute and deliver the relevant Transaction Document in the form of the drafts provided to us for review.

3	Memorandum and Articles. The M&A remain in full force and effect and are otherwise unamended. The M&A will be the memorandum and articles of association of the Company in effect at the time of the issue of the Shares.

4	Choice of Laws. The choice of the laws of New York State selected to govern the respective Transaction Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands) and the entry into and performance of the relevant Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

5	Directors. The board of directors of the Company considers the transactions contemplated by the Transaction Documents to be in the best interests of the Company and no director has (i) a financial interest in a party to or in the transactions contemplated by the Transaction Documents or (ii) other relationship to a party to the transactions contemplated by the Transaction Documents which has not been properly disclosed in the Resolutions.

6	Conditions. All conditions to the obligations of the parties to the Underwriting Agreement will be satisfied or duly waived prior to the issue and sale of the relevant Shares and there will be no breach of the terms of the Underwriting Agreement.

7	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Transaction Documents conform in every material respect to the latest drafts of the same produced to us and, where the Transaction Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

8	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

9	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

10	Resolutions. The Resolutions have been duly executed (and whereby a corporate entity such execution has been duly authorised if so required) by or on behalf of each director, or by or on behalf of each shareholder in respect of the shareholder resolutions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

11	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents. There is no contractual prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares.

5

12	Court Search. The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us for the period from the date of incorporation of the Company to the Court Search Date via the Court’s Digital System on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

13	Proceeds of Crime. No monies paid to or for the account of any party under the Transaction Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised) and the Terrorism Act (Revised), respectively).

14	Exercise. At the time of the exercise of the Warrants in accordance with the M&A (the Exercise):

(a)	the Companies Act will not have changed in such a way as to materially impact the Exercise;

(b)	the Company will have sufficient authorised but unallotted and unissued Underlying Shares, in each case to effect the Exercise in accordance with the M&A and the Companies Act;

(c)	the Company will be able to pay its debts as they fall due in the ordinary course of business immediately following the Exercise;

(d)	the Company will have shares in issue immediately prior to the Exercise other than the Underlying Shares to be issued;

(e)	all the considerations will have been fully paid and without obligation of the holder to make further payment to the Company in respect of the issuance of the Underlying Shares;

(f)	the Company will not have been struck off or placed in liquidation;

(g)	the issue price for the Underlying Shares to be issued on the Exercise will not be less than the par value of such Underlying Shares; and

(h)	the provisions of the M&A relating to the Exercise will not have been altered, amended and restated.

6

Schedule 3

Qualifications

1	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Transaction Documents.

2	Stamp Duty. Cayman Islands stamp duty may be payable if the original Transaction Documents are executed in, brought to, or produced before a court of, the Cayman Islands.

3	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies in the Cayman Islands has no knowledge that the Company is in default under the Companies Act.

4	Conflict of Laws. An expression of an opinion on a matter of Cayman Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the Cayman Islands courts would treat Cayman Islands law as the proper law to determine that issue under its conflict of laws rules.

5	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (Revised).

7